Mezey Howarth Racing Stables Announces Results from March 2, 2008

SAN CLEMENTE, CA – (MARKETWIRE) – March 3, 2008, - Mezey Howarth Racing Stables, Inc. (OTCBB: MZYH) announced its race results from March 2, 2008.

The Emerald King had been entered into the 9th Race at Santa Anita Park but was scratched prior to the race.  Ops Overload finished fifth in the 4th Race at Charles Town.

Contact info:
Wade Mezey/Paul Howarth
(949) 429- 4001

About Mezey Howarth Racing Stables

Mezey Howarth Racing Stables, Inc. (OTCBB: MZYH) is a thoroughbred racing company that extends the benefit of ownership to all shareholders.  Mezey Howarth Racing Stables acquires and maintains a stable of race horses adequate to compete in the upper echelons of the Thoroughbred horse racing industry. The Company acquires, owns, manages, trains, and races thoroughbred racing prospects. Mezey Howarth Racing Stables works with only the finest trainers, jockeys, veterinarians, blacksmiths, and other service providers, to ensure that our horses are afforded every opportunity to excel. Mezey Howarth Racing Stables relies on the highest standards of ethics and does not cut corners, and believes that luck in this industry comes only through preparation, hard work, patience, and the professional management of our horses.  For more information, please visit www.mezeyhowarth.com

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Mezey Howarth Racing Stables may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Mezey Howarth Racing Stable's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.